FIRST AMENDMENT TO SUB-ADVISORY AGREEMENT

This FIRST AMENDMENT to the SUB-ADVISORY AGREEMENT (this “Amendment”) made by and between ALPHACENTRIC ADVISORS LLC, a Delaware limited liability company (the “Adviser”), and CROSSINGBRIDGE ADVISORS, LLC, a Delaware limited liability company (the “Sub-Adviser”), is dated as of September 9, 2026.

W I T N E S S E T H:

WHEREAS, Adviser and Sub-Adviser previously entered into the Sub-Advisory Agreement, dated November 1, 2024 (the “Sub-Advisory Agreement”), pursuant to which Adviser agreed to retain Sub-Adviser to render investment advisory services to the AlphaCentric Real Income Fund, a series of shares of beneficial interest of Mutual Fund Series Trust, an Ohio business trust (the “Trust”), for which the Adviser acts as investment adviser to multiple series pursuant to that certain Management Agreement, dated May 15, 2014, as amended;

WHEREAS, the initial term of the Sub-Advisory Agreement is for a period of two (2) years ending October 31, 2026;

WHEREAS, the Board of Trustees of the Trust, including a majority of the trustees of the Trust who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended) of the Adviser or Sub-Adviser, voted to approve renewing the Sub-Advisory Agreement through November 30, 2026, during an in person meeting, held on November 18, 2025, called for the purpose of voting on such approval; and

WHEREAS, the Sub-Adviser has duly provided notice to the Adviser of its intention to terminate the Sub-Advisory Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

Unless otherwise amended in writing, the Sub-Advisory Agreement shall continue in effect through November 30, 2026 according to all terms and conditions set forth in the Sub-Advisory Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by the officers designated below as of the date and year first written above.

CrossingBridge Advisors, LLC /s/ Israel Adler By: Israel Adler Title: CCO	AlphaCentric Advisors LLC /s/ Jerry Szilagyi By: Jerry Szilagyi Title: Managing Member